Filed Pursuant to Rule 433
Registration Statement No. 333-184717

Pricing Term Sheet

February 9, 2015

MICROSOFT CORPORATION

1.850% Notes due 2020

2.375% Notes due 2022

2.700% Notes due 2025

3.500% Notes due 2035

3.750% Notes due 2045

4.000% Notes due 2055

Issuer:	Microsoft Corporation

Title of Securities:	1.850% Notes due 2020 (the “2020 Notes”)
2.375% Notes due 2022 (the “2022 Notes”)
2.700% Notes due 2025 (the “2025 Notes”)
3.500% Notes due 2035 (the “2035 Notes”)
3.750% Notes due 2045 (the “2045 Notes”)
4.000% Notes due 2055 (the “2055 Notes” and, together with
the 2020 Notes, the 2022 Notes, the 2025 Notes, the 2035
Notes and the 2045 Notes, the “Notes”)

Aggregate Principal Amount	2020 Notes:	$1,500,000,000
Offered:	2022 Notes:	$1,500,000,000
	2025 Notes:	$2,250,000,000
	2035 Notes:	$1,500,000,000
	2045 Notes:	$1,750,000,000
	2055 Notes:	$2,250,000,000

Price to Public (Issue Price):	2020 Notes:	99.990% of principal amount
	2022 Notes:	99.827% of principal amount
	2025 Notes:	99.791% of principal amount
	2035 Notes:	98.850% of principal amount
	2045 Notes:	99.447% of principal amount
	2055 Notes:	98.410% of principal amount

Maturity Date:	2020 Notes:	February 12, 2020
	2022 Notes:	February 12, 2022
	2025 Notes:	February 12, 2025
	2035 Notes:	February 12, 2035
	2045 Notes:	February 12, 2045
	2055 Notes:	February 12, 2055

Coupon (Interest Rate):	2020 Notes:	1.850% per annum
	2022 Notes:	2.375% per annum
	2025 Notes:	2.700% per annum

	2035 Notes:	3.500% per annum
	2045 Notes:	3.750% per annum
	2055 Notes:	4.000% per annum

Benchmark Treasury:	2020 Notes:	UST 1.250% due January 31, 2020
	2022 Notes:	UST 1.500% due January 31, 2022
	2025 Notes:	UST 2.250% due November 15, 2024
	2035 Notes:	UST 3.125% due August 15, 2044
	2045 Notes:	UST 3.125% due August 15, 2044
	2055 Notes:	UST 3.125% due August 15, 2044

Spread to Benchmark	2020 Notes:	0.350% (+35 basis points)
Treasury:	2022 Notes:	0.600% (+60 basis points)
	2025 Notes:	0.750% (+75 basis points)
	2035 Notes:	1.030% (+103 basis points)
	2045 Notes:	1.230% (+123 basis points)
	2055 Notes:	1.530% (+153 basis points)

Benchmark Treasury	2020 Notes:	98-25+ / 1.502%
Price and Yield:	2022 Notes:	98-01 / 1.802%
	2025 Notes:	102-14 / 1.974%
	2035 Notes:	111-27+ / 2.551%
	2045 Notes:	111-27+ / 2.551%
	2055 Notes:	111-27+ / 2.551%

Yield to Maturity:	2020 Notes:	1.852%
	2022 Notes:	2.402%
	2025 Notes:	2.724%
	2035 Notes:	3.581%
	2045 Notes:	3.781%
	2055 Notes:	4.081%

Interest Payment Dates:	Interest paid on the Notes semi-annually in arrears on February 12 and August 12, beginning on August 12, 2015

Interest Payment Record Dates:	On January 28 and July 28 of each year for the Notes

Optional Redemption:	2020 Notes:

At any time prior to January 12, 2020 at T+7.5 basis points

At any time on or after January 12, 2020 at a redemption price of 100% of the principal amount to be redeemed

2022 Notes:

At any time prior to January 12, 2022 at T+10 basis points

	At any time on or after January 12, 2022 at a redemption price of 100% of the principal amount to be redeemed

	2025 Notes:

	At any time prior to November 12, 2024 at T+12.5 basis points

	At any time on or after November 12, 2024 at a redemption price of 100% of the principal amount to be redeemed

	2035 Notes:

	At any time prior to August 12, 2034 at T+20 basis points

	At any time on or after August 12, 2034 at a redemption price of 100% of the principal amount to be redeemed

	2045 Notes:

	At any time prior to August 12, 2044 at T+20 basis points

	At any time on or after August 12, 2044 at a redemption price of 100% of the principal amount to be redeemed

	2055 Notes:

	At any time prior to August 12, 2054 at T+25 basis points

	At any time on or after August 12, 2054 at a redemption price of 100% of the principal amount to be redeemed

Type of Offering:	SEC registered (No. 333-184717)

Net Proceeds to Issuer (before	2020 Notes:	$1,499,850,000
underwriting discount):	2022 Notes:	$1,497,405,000
	2025 Notes:	$2,245,297,500
	2035 Notes:	$1,482,750,000
	2045 Notes:	$1,740,322,500
	2055 Notes:	$2,214,225,000

Net Proceeds to Issuer (after	2020 Notes:	$1,494,600,000
underwriting discount):	2022 Notes:	$1,491,405,000
	2025 Notes:	$2,235,172,500
	2035 Notes:	$1,469,625,000
	2045 Notes:	$1,725,010,000
	2055 Notes:	$2,194,537,500

Trade Date:	February 9, 2015

Settlement Date (T+3):	February 12, 2015

Joint Book-Running	Barclays Capital Inc.
Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBS Securities Inc.
Wells Fargo Securities, LLC

Co-Managers:	CastleOak Securities, L.P.
Drexel Hamilton, LLC
Lebenthal & Co., LLC
Loop Capital Markets LLC
Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

Listing:	None

CUSIP/ISIN:	2020 Notes:	594918 AY0 / US594918AY03
	2022 Notes:	594918 BA1 / US594918BA18
	2025 Notes:	594918 BB9 / US594918BB90
	2035 Notes:	594918 BC7 / US594918BC73
	2045 Notes:	594918 BD5 / US594918BD56
	2055 Notes:	594918 BE3 / US594918BE30

Long-Term Debt Ratings:	Moody’s, Aaa (stable); S&P, AAA (stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays toll-free at 1 (888) 603-5847 or by emailing barclaysprospectus@broadridge.com; by calling Citigroup Global Markets Inc. toll-free at 1 (800) 831-9146 or by emailing prospectus@citi.com; by calling Goldman, Sachs & Co. toll-free at 1 (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com; by calling HSBC Securities (USA) Inc. toll-free at 1 (866) 811-8049; by calling J.P. Morgan Securities LLC collect at 1 (212) 834-4533; by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1 (800) 294-1322; by calling RBS Securities Inc. toll-free at 1 (866) 884 2071; by calling Wells Fargo Securities, LLC toll-free at 1 (800) 645-3751 or by emailing wfscustomerservice@wellsfargo.com.

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